UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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INNOVIVA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Innoviva Files Definitive Proxy and Sends Letter to Shareholders

Board Recommends that Innoviva Shareholders Support the Company’s Strategy and Board, Which has Delivered Strong Returns

Recommends Shareholders Vote “FOR” All of Innoviva’s Highly Qualified Directors on the WHITE Proxy Card

Brisbane, Calif. — March 22, 2017 — Innoviva, Inc. (the “Company” or “Innoviva”) (NASDAQ: INVA) today announced that is has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Stockholder Meeting to be held on April 20, 2017 at 8:30 a.m. EDT in Philadelphia. Shareholders of record as of February 24, 2017 will be entitled to vote at the meeting.

In connection to the definitive proxy filing, Innoviva’s Board of Directors issued the following letter to the Company’s shareholders:

March 21, 2017

Dear Fellow Innoviva Shareholder:

The Annual Stockholder Meeting of Innoviva, Inc. (“Innoviva” or the “Company”) is scheduled to be held on April 20, 2017. This year’s annual meeting is particularly important because of its potential impact on the strategy of the Company and value of your investment.

Innoviva’s management team and Board of Directors (the “Board”) has established a track record of creating value for our shareholders, including delivering strong performance and significant capital returns. Our strategy has resulted in a sustained increase in market share of our respiratory portfolio in the attractive $20 billion market for global long-acting bronchodilators and achieving low general and administrative (“G&A”) expenses. As a result, the Company is well-positioned to continue to outperform in the future.

Recently, an activist hedge fund acquired a 3% stake in the Company and asked for four seats on our seven-member Board. The fund has since dropped its demand to three seats. The fund has provided no rationale for its demands to change the Board or our strategy, particularly given Innoviva’s track record and focus on shareholder value.

Our strong focus on shareholder value has delivered the following results:

•                  Delivering stock price appreciation that outperformed the NBI Index by 22% in 2016.

•                  Returning more than $210 million of capital to investors since the first quarter of 2015.

•                  Increasing the growth prospects for Innoviva’s respiratory portfolio in support of the Board’s plan to return as much as $150 million to investors in 2017.

•                  Increasing the operating margin to 86% of total revenue in the fourth quarter of 2016.

•                  Achieving compounded quarterly growth in royalty revenue of 32% in the last ten quarters (see chart below).

Growth in Total Royalties Earned Last 10 Quarters

While we have increased revenues, we have also significantly reduced operating expenses since the spin-off of our R&D activities in 2014. Compared to the first quarter of 2014, our last full quarter as a combined company, operating expenses in the fourth quarter of 2016 were down over 90% to $6.0 million from $66.2 million in the first quarter of 2014. Our G&A expenses were a record low 13% of total revenues in the fourth quarter of 2016 and we continue to execute on plans to increase our operating margin.

Innoviva’s strong performance has been driven by a Board and management team who have proven their ability to generate shareholder value. We believe your current Board and management team possess the right combination of financial acumen, operational expertise and relevant skills to make the critical decisions that will dictate the success of our business.

Your Board comprises seven directors, six of whom are independent, who have industry-leading expertise, a track record of value creation and are experienced dealmakers. Specifically, your Board includes:

•                  Four current or former CEOs;

•                  Two former CFOs;

•                  Six directors with relevant industry experience;

•                  Five directors with experience executing substantial M&A transactions;

•                  One director with professional investment experience;

•                  Three directors with healthcare investment banking experience; and

•                  Three leaders that have delivered significant outperformance in executive roles.

We’ve added five new independent directors since 2014 and, in the past six months, we added two new independent directors who exemplify the experience and skill set we value in any director candidate.

Most importantly, your Board is committed to delivering shareholder value, as well as to aligning our corporate governance with best practices. Your directors are annually elected, own Innoviva stock — aligning their interests with yours — and are committed to creating sustainable shareholder value.

Sarissa’s Proxy Fight

Sarissa Capital Domestic Fund LP and certain of its affiliates (together, “Sarissa”), an activist hedge fund founded by Mr. Alexander Denner, Ph.D., recently acquired approximately 3% of Innoviva’s stock.

Sarissa has launched a proxy fight to replace a substantial portion of the Board, notwithstanding Innoviva’s track record of delivering strong results, our plans to drive future value and the experience and expertise of our Board. Perhaps recognizing the ill-considered nature of its campaign, Sarissa has instead turned to tactical games and unfounded claims to support its proxy fight.

•                  Sarissa’s Tactics in Launching its Proxy Fight. Sarissa nominated four directors for election to Innoviva’s seven-member Board on the Company’s nomination deadline, without discussing such Board changes with the Company in advance of its nominations. After dropping its general counsel from its original slate to take control of the Board, Sarissa is still seeking to replace three of Innoviva’s seven directors.

•                  Innoviva’s Engagement with Sarissa. Innoviva has had multiple discussions with Sarissa beginning in the fourth quarter of 2016. After Sarissa submitted its slate on the date of the nomination deadline, Innoviva again reached out to Sarissa to discuss the content of its letter. Members of Innoviva’s Board subsequently interviewed and carefully assessed Sarissa’s candidates, and we continue to offer to have meetings and calls with representatives of Sarissa.

•                  Unfounded Attacks. In support of its slate, Sarissa has attacked the Company’s cost structure and executive compensation and has launched a wasteful books and records demand to try to bolster its unsupported claims. Here are the facts:

•                  We maintain only 14 employees to run our public Company and have elected to contract out certain staff functions that we feel can be more effectively covered by third parties.

•                  G&A expenses as a percentage of total revenues were 17% in 2016, the most recent full year period. On this basis, our costs are consistent with, or better than, those of our closest peers — Ligand Pharmaceuticals and PDL BioPharma — which had G&A costs representing 24% and 16% of total net revenues, respectively, in 2016.

•                  Sarissa’s cost-cutting strategy has limited upside and serious potential risks. In 2016, the Company’s total operating costs were only $24.6 million. Significantly reducing such costs would severely undermine our ability to fulfill our obligations under our agreements with GSK and monitor our business, without creating enough value to justify the associated risk.

•                  Our management team provides critical support to our partnership at GSK, which has helped drive our revenue growth, significantly reduce expenses and debt levels, and deliver $210 million in capital returns to our shareholders since the first quarter of 2015.

•                  Executive officer compensation is in line with our peers and includes significant equity ownership requirements for Section 16 officers to further ensure alignment between management and our investors.

•                  Mr. Denner applied a severe cost-cutting plan at a similar company, Enzon Pharmaceuticals, Inc. (“Enzon”), where Mr. Denner was chairman, placed a number of directors on the board, and replaced the CEO. During Mr. Denner’s tenure as board chair, Enzon’s returns to shareholders were a negative 51%.

Your Board is dedicated to creating the most value for shareholders by generating superior performance and growth while limiting costs. While we continually seek to improve our operations, drastically gutting the Company’s cost structure could seriously jeopardize our ability to continue to grow and deliver significant returns for our shareholders.

There is NO reason for replacing your highly qualified directors with Sarissa’s hand-selected nominees.

Your highly qualified directors were carefully selected to provide the right mix of skills and experience to oversee the successful execution of the Company’s strategic plan. Your directors have a wealth of relevant experience in healthcare leadership, including pharmaceutical, biopharmaceutical and medical device experience; financial services leadership, including substantial M&A and capital markets expertise; and significant public company executive leadership. In contrast, Sarissa’s nominees either lack relevant experience or the experience they do have is not differentiated relative to your current, highly qualified Board.

Please vote the enclosed WHITE PROXY CARD today. Your vote “FOR” is a vote to continue your Company’s growth. Please do not return or otherwise vote any Gold proxy card sent to you by Sarissa—even as a protest vote against Sarissa.

No matter how many or how few shares you own, your vote is critical to ensuring Innoviva can carry out its strategic objective of creating near-term value and driving even higher returns over the long term for all shareholders.

Innoviva is seeking your vote “FOR” the SEVEN highly qualified and experienced Innoviva director nominees, six of whom are independent: William H. Waltrip, James L. Tyree, Michael W. Aguiar, Barbara Duncan, Catherine J. Friedman, Patrick G. LePore and Paul Pepe.

We are committed to acting in your best interests and growing the business. Under the Board’s leadership, Innoviva has executed on a strategic plan that seeks to generate consistent, strong returns. Clearly, we have a strategy that is deliberate, focused and working. We appreciate your continued support as we work to sustain our progress growing cash flow and realizing meaningful stock price appreciation.

Sincerely,

The Board of Directors

Innoviva, Inc.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed WHITE proxy card.

Simply follow the easy instructions on the WHITE proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call:

(888) 750-5834 (TOLL-FREE from the U.S. and Canada)

or (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any Gold proxy card that you may receive from Sarissa. Returning a Gold proxy card — even if you “withhold” on Sarissa’s nominees —

will not help your Company, as it will revoke any vote you had previously submitted on Innoviva’s WHITE proxy card.

Please visit http://investor.inva.com/proxy.cfm for more information.

About Innoviva

Innoviva is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Innoviva’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Innoviva and GSK. Under the agreement with GSK, Innoviva is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®. In addition, Innoviva retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc., including the closed triple combination therapy for Chronic Obstructive Pulmonary Disease (COPD). For more information, please visit Innoviva’s website at www.inva.com.

ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward-Looking Statements

This document contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to Innoviva’s engagement with Sarissa. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks, uncertainties and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this document and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Innoviva’s other filings with the SEC, other unknown or unpredictable factors also could affect Innoviva’s results. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Investor Contact:

Eric d’Esparbes

Senior Vice President and Chief Financial Officer

Innoviva, Inc.

650-238-9640

investor.relations@inva.com

Media Contacts:

Abernathy MacGregor

Patrick Tucker or Ina McGuinness

212-371-5999 or 213-630-6550

ina@abmac.com